Exhibit 99.1

Home Bancorp Announces 2017 Annual And Fourth Quarter Results And Increases Quarterly Dividend

LAFAYETTE, La., Jan. 30, 2018 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company for Home Bank, N.A. (the "Bank") (www.home24bank.com), reported results for the fourth quarter and full year ended December 31, 2017.

Net income for the year ended December 31, 2017 was a record $17.8 million, an increase of $1.8 million, or 11%, compared to 2016. Diluted earnings per share ("EPS") for 2017 were $2.41, an increase of 7% compared to $2.25 in 2016.

"Despite a challenging economy in several of our markets, 2017 was our fourth straight record net income year," stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, "we owe this incredible run to the tremendous bankers on our team who seek to better our company day in and day out."

"The conversion of St. Martin Bank's systems remains on track," added Mr. Bordelon, "We're looking forward to introducing our new customers to an expanded branch network and enhanced technology."

Net income for the fourth quarter of 2017 was $4.2 million, or $0.54 EPS, compared to $4.1 million, or $0.56 EPS, for the third quarter of 2017, and $4.3 million, or $0.60 EPS, for the fourth quarter of 2016. The fourth and third quarters of 2017 include merger-related expenses relating to our acquisition of St. Martin Bancshares, Inc. ("St. Martin") totaling $610,000 and $225,000, respectively, net of taxes. The fourth quarter of 2017 also includes a deferred tax asset ("DTA") re-measurement charge of $1.8 million related to the recently enacted Tax Cuts and Jobs Act of 2017 (the "Tax Act").

The Company also announced that its Board of Directors increased the quarterly cash dividend on shares of common stock to $0.15 per share payable on February 16, 2018, to shareholders of record as of February 6, 2018.

Acquisition of St. Martin Bancshares, Inc.

On December 6, 2017, the Company completed its acquisition of St. Martin, the former holding company of St. Martin Bank & Trust Company of St. Martinville, Louisiana. Shareholders of St. Martin received 9.2839 shares of Home Bancorp common stock for each share of St. Martin common stock. In addition, immediately prior to the closing of the merger, St. Martin paid a special cash distribution of $94.00 per share to its shareholders. This acquisition added approximately $596.0 million in assets, $446.5 million in loans, $533.5 million in deposits and estimated goodwill of $46.2 million.

Loans and Credit Quality

Loans totaled $1.7 billion at December 31, 2017, an increase of $437.0 million, or 36%, from September 30, 2017, and an increase of $436.6 million, or 36%, from December 31, 2016. The increases resulted from the addition of St. Martin's loan portfolio.

The following table sets forth the composition of the Company's loan portfolio as of the dates indicated.

	December 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2017	2016	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$477,188	$341,883	$135,305	40%
Home equity loans and lines	94,436	88,821	5,615	6
Commercial real estate	613,636	427,515	186,121	44
Construction and land	180,294	141,167	39,127	28
Multi-family residential	50,978	46,369	4,609	10
Total real estate loans	1,416,532	1,045,755	370,777	35
Other loans:
Commercial and industrial	185,974	139,810	46,164	33
Consumer	61,884	42,268	19,616	46
Total other loans	247,858	182,078	65,780	36
Total loans	$1,664,390	$1,227,833	$436,557	36%

Nonperforming assets ("NPAs"), excluding purchased credit impaired loans, totaled $25.8 million at December 31, 2017, an increase of $7.6 million, or 42%, compared to September 30, 2017 and an increase of $9.1 million, or 55%, compared to December 31, 2016. The increase in NPAs during the fourth quarter of 2017 was primarily related to two loan relationships totaling $7.7 million. The ratio of total NPAs to total assets was 1.16% at December 31, 2017, compared to 1.14% at September 30, 2017 and 1.07% at December 31, 2016.

The Company recorded net loan recoveries of $184,000 during the fourth quarter of 2017, compared to net loan charge-offs of $246,000 and $182,000 for the third quarter of 2017 and fourth quarter of 2016, respectively. The Company's provision for loan losses for the fourth quarter of 2017 was $1.2 million, compared to $660,000 for the third quarter of 2017 and $500,000 for the fourth quarter of 2016. The increase in the provision for loan losses for the fourth quarter of 2017 resulted primarily from the increase in NPAs.

The ratio of the allowance for loan losses to total loans was 0.89% at December 31, 2017, compared to 1.09% and 1.02% at September 30, 2017 and December 31, 2016, respectively. The ratio declined in the fourth quarter due to the addition of St. Martin's loans. Excluding acquired loans, the ratio of the allowance for loan losses to total loans was 1.52% at December 31, 2017, compared to 1.40% and 1.38% at September 30, 2017 and December 31, 2016, respectively.

Direct Energy Exposure

The outstanding balance of direct loans to borrowers in the energy sector totaled $58.8 million, or 4% of total outstanding loans, at December 31, 2017, compared to $32.5 million and $34.0 million at September 30, 2017 and December 31, 2016, respectively. Unfunded loan commitments to customers in the energy sector totaled $9.3 million at December 31, 2017, compared to $5.0 million and $6.7 million at September 30, 2017 and December 31, 2016, respectively. The acquisition of St. Martin added $30.1 million of direct loans to borrowers in the energy sector and $3.8 million in unfunded loan commitments to such customers at the acquisition date. At December 31, 2017, loans constituting 96% of the balance of our direct energy-related loans were performing in accordance with their original loan agreements. The remaining 4%, or $2.2 million, have been restructured and were paying in accordance with their restructured terms as of December 31, 2017. The Company holds no shared national credits.

The allowance for loan losses attributable to originated direct energy-related loans totaled 2.49% of the outstanding balance of energy-related loans at December 31, 2017, compared to 3.13% and 3.20% at September 30, 2017 and December 31, 2016, respectively.

Deposits

Total deposits were $1.9 billion at December 31, 2017, an increase of $546.5 million, or 41%, from September 30, 2017, and an increase of $618.2 million, or 50%, from December 31, 2016. The increases resulted from the addition of St. Martin's deposits.

The following table sets forth the composition of the Company's deposits as of the dates indicated.

	December31,	December31,	Increase / (Decrease)
(dollars in thousands)	2017	2016	Amount	Percent
Demand deposits	$461,999	$296,519	$165,480	56%
Savings	217,639	109,414	108,225	99
Money market	306,509	264,784	41,725	16
NOW	490,924	305,092	185,832	61
Certificates of deposit	389,156	272,263	116,893	43
Total deposits	$1,866,227	$1,248,072	$618,155	50%

Net Interest Income

Net interest income for the fourth quarter of 2017 totaled $20.0 million, an increase of $4.1 million, or 26%, compared to the third quarter of 2017, and an increase of $4.4 million, or 28%, compared to the fourth quarter of 2016. Due primarily to significant paydowns in the Britton & Koontz acquired loan portfolio, accretion income on acquired loans for the fourth quarter of 2017 totaled $2.8 million, which is $1.9 million higher than the third quarter of 2017 and $2.2 million higher than the fourth quarter of 2016.

The Company's net interest margin was 4.81% for the fourth quarter of 2017, 52 basis points higher than the third quarter of 2017 and 51 basis points higher than the fourth quarter of 2016. The increase in the net interest margin in the fourth quarter of 2017 was primarily due to the increase in accretion income described above.

The following table sets forth the Company's average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent ("TE") yields on investment securities are calculated using a marginal tax rate of 35%.

	For the Three Months Ended
	December 31, 2017		September 30, 2017		December 31, 2016
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable
Originated loans	$943,373	5.12%	$917,056	5.04%	$881,047	4.97%
Acquired loans	402,283	7.97	298,929	6.05	344,826	5.56
Total loans receivable	1,345,656	5.97	1,215,985	5.29	1,225,873	5.13
Investment securities (TE)	229,614	2.34	212,817	2.29	186,112	2.06
Other interest-earning assets	70,648	1.67	44,941	1.72	27,118	1.18
Total interest-earning assets	$1,645,918	5.28%	$1,473,743	4.75%	$1,439,103	4.66%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$818,943	0.41%	$726,995	0.37%	$674,438	0.24%
Certificates of deposit	319,608	0.97	297,168	0.95	265,614	0.80
Total interest-bearing deposits	1,138,551	0.57	1,024,163	0.54	940,052	0.40
FHLB advances	67,857	1.89	66,630	1.88	121,325	1.26
Total interest-bearing liabilities	$1,206,408	0.64%	$1,090,793	0.62%	$1,061,377	0.50%

Net interest spread (TE)		4.64%		4.13%		4.16%
Net interest margin (TE)		4.81%		4.29%		4.30%

Noninterest Income

Noninterest income for the fourth quarter of 2017 totaled $2.7 million, an increase of $386,000, or 17%, compared to the third quarter of 2017 and an increase of $52,000, or 2%, compared to the fourth quarter of 2016. The increase in the fourth quarter of 2017 resulted primarily from additional service fees and charges and bank card fees due to the St. Martin acquisition.

Noninterest Expense

Noninterest expense for the fourth quarter of 2017 totaled $12.8 million, an increase of $1.4 million, or 12%, compared to the third quarter of 2017 and an increase of $798,000, or 7%, compared to the fourth quarter of 2016. The increases primarily relate to the St. Martin acquisition. Noninterest expense for the fourth and third quarters of 2017 include $839,000 and $247,000, respectively, of merger expenses.

Income Tax Expense

During the fourth quarter of 2017, the Company incurred income tax expense of $4.6 million, an increase of $2.4 million, or 110.9%, compared to the third quarter of 2017 and an increase of $3.1 million, or 205.5% compared to the fourth quarter of 2016. The Company's effective tax rate amounted to 52%, 35% and 26% during the fourth and third quarter of 2017 and the fourth quarter of 2016, respectively. The higher effective tax rate recorded during the fourth quarter of 2017 was the result of the recently passed Tax Act. The Tax Act reduced the federal corporate statutory tax rate from 35% to 21%, which required a re-measurement of the Company's DTA in the fourth quarter of 2017. The carrying value of our DTA was reduced reflecting lower future tax benefits due to the lower corporate tax rate. As a result, the Company took a charge of $1.8 million. The effective tax rate in the fourth quarter of 2016 was lower than the 2016 statutory tax rate due primarily to the adoption of ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

Non-GAAP Reconciliation

	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	December 31, 2016
Reported noninterest expense	$12,755	$11,341	$11,957
Less: Merger-related expenses	839	247	-
Non-GAAP noninterest expense	$11,916	$11,094	$11,957

Reported net income	$4,198	$4,090	$4,282
Add: Impact of Tax Act	1,765	-	-
Add: Merger-related expenses, net tax	610	225	-
Non-GAAP net income	$6,573	$4,315	$4,282

Diluted EPS	$0.54	$0.56	$0.60
Add: Impact of Tax Act	0.22	-	-
Add: Merger-related expenses	0.08	0.03	-
Non-GAAP diluted EPS	$0.84	$0.59	$0.60

Reported net income	$4,198	$4,090	$4,282
Add: CDI amortization, net tax	152	110	126
Non-GAAP tangible income	$4,350	$4,200	$4,408

Total Assets	$2,229,076	$1,587,362	$1,556,732
Less: Intangible assets	63,094	12,234	12,762
Non-GAAP tangible assets	$2,165,982	$1,575,128	$1,543,970

Total shareholders' equity	$278,826	$192,625	$179,843
Less: Intangible assets	63,094	12,234	12,762
Non-GAAP tangible shareholders' equity	$215,732	$180,391	$167,081

Originated loans	$941,922	$928,770	$884,690
Acquired loans	722,468	298,623	343,143
Total loans	$1,664,390	$1,227,393	$1,227,833

Originated allowance for loan losses	$14,303	$13,040	$12,220
Acquired allowance for loan losses	504	384	291
Total allowance for loan losses	$14,807	$13,424	$12,511

Return on average assets	0.94%	1.04%	1.11%
Add: Impact of Tax Act	0.40	-	-
Add: Merger-related expenses, net tax	0.14	0.06	-
Adjusted return on average assets	1.48%	1.10%	1.11%

Return on average equity	7.66%	8.54%	9.58%
Add: Impact of Tax Act	3.22	-	-
Add: Merger-related expenses, net tax	1.12	0.47	-
Adjusted return on average equity	12.00	9.01	9.58
Add: Intangible assets	1.86	0.86	1.04
Adjusted return on average tangible common equity	13.86%	9.87%	10.62%

Common equity ratio	12.51%	12.13%	11.55%
Less: Intangible assets	2.55	0.68	0.73
Non-GAAP tangible common equity ratio	9.96%	11.45%	10.82%

Return on average equity	7.66%	8.54%	9.58%
Add: Intangible assets	1.29	0.83	1.04
Non-GAAP return on tangible common equity	8.95%	9.37%	10.62%

Efficiency ratio	56.18%	62.14%	65.59%
Less: Merger-related expenses	3.70	1.35	-
Adjusted efficiency ratio	52.48%	60.79%	65.59%

Book value per share	$29.68	$25.99	$24.47
Less: Intangible assets	6.72	1.65	1.74
Non-GAAP tangible book value per share	$22.96	$24.34	$22.73

	For the Year Ended
(dollars in thousands, except earnings per share data)	December 31, 2017	December 31, 2016
Reported noninterest expense	$46,177	$46,797
Less: Merger-related expenses	1,086	856
Non-GAAP noninterest expense	$45,091	$45,941

Reported noninterest income	$9,962	$11,157
Less: (Loss) gain on closure or sale of premises,	(69)	641
Non-GAAP noninterest income	$10,031	$10,516

Reported net income	$17,780	$16,008
Less: (Loss) gain on closure or sale of premises, net tax	(45)	416
Add: Impact of Tax Act	1,765	-
Add: Merger-related expenses, net tax	835	560
Non-GAAP net income	$20,425	$16,152

Diluted EPS	$2.41	$2.25
Less: (Loss) gain on closure or sale of premises	(0.01)	0.06
Add: Impact of Tax Act	0.24	-
Add: Merger-related expenses	0.11	0.08
Non-GAAP diluted EPS	$2.77	$2.27

Total Assets	$2,229,076	$1,556,732
Less: Intangible assets	63,094	12,762
Non-GAAP tangible assets	$2,165,982	$1,543,970

Total shareholders' equity	$278,826	$179,843
Less: Intangible assets	63,094	12,762
Non-GAAP tangible shareholders' equity	$215,732	$167,081

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes acquired loans, intangible assets, the impact of the Tax Cuts and Jobs Act of 2017, (loss)/gain on closure or sale of banking centers and the impact of merger-related expenses. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company's financial position and core operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2016, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,	%	September 30,
	2017	2016	Change	2017
Assets
Cash and cash equivalents	$ 150,417,829	$ 29,314,741	413%	$ 51,625,554
Interest-bearing deposits in banks	2,421,000	1,884,000	29	1,191,000
Investment securities available for sale, at fair value	234,493,436	183,729,857	28	202,196,322
Investment securities held to maturity	13,533,590	13,365,479	1	13,117,994
Mortgage loans held for sale	5,873,132	4,156,186	41	5,617,481
Loans, net of unearned income	1,664,389,988	1,227,833,309	36	1,227,393,063
Allowance for loan losses	(14,807,278)	(12,510,708)	18	(13,423,922)
Total loans, net of allowance for loan losses	1,649,582,710	1,215,322,601	36	1,213,969,141
Office properties and equipment, net	45,604,752	39,566,639	15	38,700,323
Cash surrender value of bank-owned life insurance	28,903,913	20,149,553	43	20,510,427
Accrued interest receivable and other assets	98,246,001	49,242,977	100	40,433,390
Total Assets	$ 2,229,076,363	$ 1,556,732,033	43	$ 1,587,361,632

Liabilities
Deposits	$ 1,866,227,328	$ 1,248,072,453	50%	$ 1,319,712,786
Federal Home Loan Bank advances	71,825,595	118,533,173	(39)	64,804,079
Accrued interest payable and other liabilities	12,197,738	10,283,383	19	10,219,841
Total Liabilities	1,950,250,661	1,376,889,009	42	1,394,736,706

Shareholders' Equity
Common stock	93,955	73,502	28%	74,122
Additional paid-in capital	165,341,415	79,425,604	108	81,376,252
Common stock acquired by benefit plans	(3,922,413)	(4,315,223)	(9)	(4,033,790)
Retained earnings	118,267,606	104,647,375	13	115,129,834
Accumulated other comprehensive income	(954,861)	11,766	(8,215)	78,508
Total Shareholders' Equity	278,825,702	179,843,024	55	192,624,926
Total Liabilities and Shareholders' Equity	$ 2,229,076,363	$ 1,556,732,033	43	$ 1,587,361,632

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For the Year Ended
	December 31,		%	December 31,		%
	2017	2016	Change	2017	2016	Change
Interest Income
Loans, including fees	$ 20,420,278	$ 15,971,349	28%	$ 69,167,352	$ 63,731,508	9%
Investment securities	1,253,125	870,457	44	4,531,261	3,676,582	23
Other investments and deposits	296,680	80,775	267	699,235	276,224	153
Total interest income	21,970,083	16,922,581	30	74,397,848	67,684,314	10

Interest Expense
Deposits	1,622,758	937,483	73%	5,160,775	3,701,244	39%
Federal Home Loan Bank advances	321,359	383,194	(16)	1,388,106	1,567,127	(11)
Total interest expense	1,944,117	1,320,677	47	6,548,881	5,268,371	24
Net interest income	20,025,966	15,601,904	28	67,848,967	62,415,943	9
Provision for loan losses	1,199,688	500,000	140	2,316,967	3,200,000	(28)
Net interest income after provision for loan losses	18,826,278	15,101,904	25	65,532,000	59,215,943	11

Noninterest Income
Service fees and charges	1,246,049	977,049	28%	4,229,041	4,060,906	4%
Bank card fees	835,224	666,769	25	3,003,238	2,603,075	15
Gain on sale of loans, net	277,190	564,434	(51)	1,195,921	1,770,249	(32)
Income from bank-owned life insurance	132,725	121,355	9	493,598	482,653	2
(Loss) gain on the closure or sale of assets, net	(14,942)	(45,057)	67	(162,265)	595,523	(127)
Other income	203,050	343,144	(41)	1,202,530	1,644,758	(27)
Total noninterest income	2,679,296	2,627,694	2	9,962,063	11,157,164	(11)

Noninterest Expense
Compensation and benefits	7,432,339	6,788,326	9%	28,162,089	27,633,636	2%
Occupancy	1,353,787	1,315,614	3	5,065,088	5,254,889	(4)
Marketing and advertising	205,895	413,437	(50)	1,007,639	1,062,935	(5)
Data processing and communication	1,252,871	1,142,859	10	4,328,944	4,967,028	(13)
Professional fees	770,800	185,616	315	1,590,118	983,445	62
Forms, printing and supplies	184,317	135,701	36	594,139	623,495	(5)
Franchise and shares tax	360,399	161,456	123	947,505	820,774	15
Regulatory fees	311,955	345,818	(10)	1,264,283	1,317,015	(4)
Foreclosed assets, net	(67,612)	186,049	(136)	(297,806)	139,578	(313)
Other expenses	950,289	1,282,621	(26)	3,515,186	3,994,022	(12)
Total noninterest expense	12,755,040	11,957,497	7	46,177,185	46,796,817	(1)
Income before income tax expense	8,750,534	5,772,101	52	29,316,878	23,576,290	24
Income tax expense	4,552,573	1,490,047	206	11,537,366	7,567,954	52
Net income	$ 4,197,961	$ 4,282,054	(2)	$ 17,779,512	$ 16,008,336	11

Earnings per share - basic	$ 0.56	$ 0.62	(10)%	$ 2.50	$ 2.34	7%
Earnings per share - diluted	$ 0.54	$ 0.60	(10)	$ 2.41	$ 2.25	7

Cash dividends declared per common share	$ 0.14	$ 0.12	17%	$ 0.55	$ 0.41	34%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	December 31,		%	Months Ended	%
	2017	2016	Change	September 30, 2017	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$ 21,970	$ 16,923	30%	$ 17,666	24%
Total interest expense	1,944	1,321	47	1,709	14
Net interest income	20,026	15,602	28	15,957	25
Provision for loan losses	1,200	500	140	660	82
Total noninterest income	2,679	2,628	2	2,293	17
Total noninterest expense	12,755	11,957	7	11,341	12
Income tax expense	4,552	1,491	205	2,159	111
Net income	$ 4,198	$ 4,282	(2)	$ 4,090	3

AVERAGE BALANCE SHEET DATA
Total assets	$ 1,765,604	$ 1,545,831	14%	$ 1,573,668	12%
Total interest-earning assets	1,645,918	1,439,103	14	1,473,743	12
Total loans	1,345,656	1,225,873	10	1,215,985	11
Total interest-bearing deposits	1,138,551	940,052	21	1,024,163	11
Total interest-bearing liabilities	1,206,408	1,061,377	14	1,090,794	11
Total deposits	1,471,756	1,235,471	19	1,308,388	13
Total shareholders' equity	217,398	178,808	22	191,608	14

SELECTED RATIOS (1)
Return on average assets	0.94%	1.11%	(15)%	1.04%	(10)%
Return on average equity	7.66	9.58	(20)	8.54	(10)
Common equity ratio	12.51	11.55	8	12.13	3
Efficiency ratio (2)	56.18	65.59	(14)	62.14	(10)
Average equity to average assets	12.31	11.57	6	12.18	1
Tier 1 leverage capital ratio(3)	11.95	9.94	20	10.66	12
Total risk-based capital ratio(3)	13.80	13.96	(1)	15.21	(9)
Net interest margin (4)	4.81	4.30	12	4.29	12

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio(5)	9.96%	10.82%	(8)%	11.45%	(13)%
Return on average tangible common equity(6)	8.95	10.62	(16)	9.37	(5)
Adjusted return on average assets (7)	1.48	1.10	35	1.10	35
Adjusted return on average equity (7)	12.00	9.54	26	9.01	33
Adjusted efficiency ratio (7)	52.48	65.76	(20)	60.79	(14)
Adjusted return on average tangible common equity (7)	13.86	10.62	31	9.87	40

PER SHARE DATA
Earnings per share - basic	$ 0.56	$ 0.62	(10)	$ 0.58	(3)%
Earnings per share - diluted	0.54	0.60	(10)	0.56	(4)
Adjusted earnings per share - diluted (8)	0.84	0.60	43	0.59	46
Book value at period end	29.68	24.47	21	25.99	14
Tangible book value at period end	22.96	22.73	1	24.34	(6)
Shares outstanding at period end	9,395,488	7,350,102	28%	7,412,234	27
Weighted average shares outstanding
Basic	7,514,205	6,897,135	9%	7,006,513	7%
Diluted	7,799,341	7,165,278	9	7,281,164	7
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(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Estimated capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using amarginal tax rate of 35%.
(5)

Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" on pages 5 and 6 for additional information.

(6)

Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" on pages 5 and 6 for additional information.

(7)

Adjusted ratios eliminates merger-related expenses, impact of 2017 tax reform and the (loss) or gain on sale or closure of banking centers in the calculation. See "Non-GAAP Reconciliation" on pages 5 and 6 for additional information.

(8)

Adjusted diluted EPS eliminates merger-related expenses, impact of 2017 tax reform and the (loss) or gain on sale or closure of banking centers in the calculation. See "Non-GAAP Reconciliation" on pages 5 and 6 for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION

	December 31, 2017			September 30, 2017			December 31, 2016
	Acquired	Originated	Total	Acquired	Originated	Total	Acquired	Originated	Total
(dollars in thousands)
CREDIT QUALITY(1)
Nonaccrual loans (2)	$ 2,654	$ 22,379	$ 25,033	$ 1,220	$ 16,481	$ 17,701	$ 1,463	$ 12,290	$ 13,753
Accruing loans past due 90 days and over	-	-	-	-	-	-	-	-	-
Total nonperforming loans	2,654	22,379	25,033	1,220	16,481	17,701	1,463	12,290	13,753
Foreclosed assets	584	144	728	367	87	454	2,171	722	2,893
Total nonperforming assets	3,238	22,523	25,761	1,587	16,568	18,155	3,634	13,012	16,646
Performing troubled debt restructurings	1,020	1,516	2,536	2,928	999	3,927	3,380	1,270	4,650
Total nonperforming assets and troubled debt restructurings	$ 4,258	$ 24,039	$ 28,297	$ 4,515	$ 17,567	$ 22,082	$ 7,014	$ 14,282	$ 21,296

Nonperforming assets to total assets			1.16%			1.14%			1.07%
Nonperforming loans to total assets			1.12			1.12			0.88
Nonperforming loans to total loans			1.50			1.44			1.12
Allowance for loan losses to nonperforming assets			57.48			73.94			75.16
Allowance for loan losses to nonperforming loans			59.15			75.84			90.97
Allowance for loan losses to total loans			0.89			1.09			1.02

Year-to-date loan charge-offs			$ 463			$ 430			$ 446
Year-to-date loan recoveries			443			226			209
Year-to-date net loan charge-offs			$ 20			$ 204			$ 237
Annualized YTD net loan charge-offs to average loans			-%			0.02%			0.02%
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(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Purchased credit impaired loans accounted for in pools with an accretable yield are considered to be performing and are excluded from nonperforming loans. Nonperforming assets consist of nonperforming loans and repossessed assets.  It is our policy to cease accruing interest on loans 90 days or more past due.  Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $6.4 million, $8.9 million and $9.5 million at  December 31, 2017, September 30, 2017 and December 31, 2016, respectively.  Acquired restructured loans placed on nonaccrual totaled $339,000, $457,000 and $434,000 at December 31, 2017, September 30, 2017 and December 31, 2016, respectively.

CONTACT: John W. Bordelon, President and CEO (337) 237-1960